CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



      We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our
report dated September 27, 2012, with respect to the financial statements of AllianceBernstein Growth Fund (one of the series constituting The AllianceBernstein Portfolios) for the fiscal year ended July 31, 2012, which is incorporated by reference in this Post-Effective Amendment No. 82 to the Registration Statement (Form N-1A No. 33-12988) of The AllianceBernstein Portfolios.




                              /s/ERNST & YOUNG LLP




New York, New York
October 29, 2012